EXHIBIT 10.1

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[***].”

TECHNOLOGY LICENSE AND DISTRIBUTION AGREEMENT

This Technology License and Distribution Agreement (this “Agreement”) is entered into as of May 28, 2026 (the “Effective Date”), by and between Manako Labs Ltd, a company organized under the laws of England and Wales, with its principal place of business at [ADDRESS] (“Manako”), and TaoWeave, Inc., a Delaware corporation, with its principal place of business at 110 16th Street, Suite 1400 #1024, Denver, CO 80202 (“TaoWeave”). Manako and TaoWeave are sometimes referred to herein individually as a "Party" and collectively as the “Parties.”

RECITALS

WHEREAS, Manako has developed and owns the Score AI computer vision platform operating on Bittensor Subnet 44, including associated vertical domain models and related technology (collectively, the “Platform”);

WHEREAS TaoWeave desires to enter into an integration partnership with Manako, combining Manako’s technology with TaoWeave’s North American enterprise relationships, commercial infrastructure, and public market credibility, through which Manako desires to grant TaoWeave certain rights to commercialize the Platform with enterprise customers in the Territory (as defined below), with the potential for joint product co-development;

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into a Simple Agreement for Future Equity (the “SAFE”) pursuant to which TaoWeave is making an equity investment in Manako; and

WHEREAS, the Parties desire to set forth the terms and conditions governing TaoWeave's rights and obligations as a distributor and sublicensor of the Platform.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.    CONDITION TO EFFECTIVENESS

This Agreement shall be binding on both Parties from the date of execution. The commercial obligations of the Parties, including TaoWeave’s obligations under Sections 3.1, 3.2, 3.4, 4.2, and 5.1 and Manako’s obligations under Sections 4.1 and 5.2, shall become operative on the date TaoWeave pays to Manako the full USD $1,000,000 investment amount under the SAFE (the “Commercial Commencement Date”). Prior to the Commercial Commencement Date, the following provisions shall remain operative and binding: Manako’s obligation to notify TaoWeave of Business Opportunities under Section 3.2 (with the twenty-one day election window tolled until the Commercial Commencement Date), Article 11 (Confidentiality), Section 12.11 (Public Announcements), and this provision. If the SAFE investment is not completed within forty-five (45) days of execution of this Agreement, either Party may terminate this Agreement upon written notice, provided that Article 11 and Section 12.11 shall survive any such termination for two (2) years.

ARTICLE 2.     DEFINITIONS

2.1	“Affiliate”

means, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party, where “control” means the ownership of more than fifty percent (50%) of the voting securities or equivalent voting interests of such entity.

(b)         in the event of any subscription add-ons or upgrades by a customer during a calendar year, the revenue attributable to such customer during the calendar year shall be based on the annualized recuring revenue as of the earlier of: (i) date of notice of any such add-on or upgrade (provided that the implementation of any such add-on or upgrade is made within 120 days of any such notice therefore) invoicing for the add-ons or upgrades), or (ii) payment actually received by Manako for such add-on or upgrade prior to implementation, regardless of when implementation shall occur;

(c)         in the event of any subscription downgrades by a customer during a calendar year, the revenue attributable to such customer during the applicable calendar year shall be based on the annualized recurring revenue as of the date of notice of any such downgrade);

(h)         if the term of a subscription contract is less than 12 months, the revenue amount for such contract shall be grossed-up (annualized) to a 12-month period, provided that such subscription contract is effective at the end of an applicable calendar year;

(i)         if the term of a subscription contract is greater than 12 months, the revenue amount for such contract shall be pro-rated to a 12-month period; and

2.2	“Business Opportunities”

means any inquiry, lead, request for proposal, request for information, or other expression of interest regarding (a) the Platform or any substantially similar physical location intelligence or Vision Agent deployment technology or services offered by Manako, or (b) any application of Manako technology that uses, incorporates, or is derived from the Platform, in each case originating from any person or entity located in the Territory, whether solicited or unsolicited, and regardless of whether such opportunity is received directly by Manako or through any of its Affiliates, agents, or other distribution partners. For the avoidance of doubt, Business Opportunities do not include: (i) engagements relating solely to Score Subnet 44 protocol infrastructure or the Bittensor network that involve no application-layer component of the Platform and no Manako-branded product or service; (ii) custom computer vision consulting engagements that involve no Manako technology, no Manako intellectual property, and no Manako personnel; (iii) financing, investment, or fundraising activities; (iv) merger, acquisition, or strategic transaction discussions; or (v) non-Platform opportunities. Any engagement that uses, incorporates, or is derived from the Platform or any Manako intellectual property related to the Platform shall constitute a Business Opportunity regardless of how such engagement is characterized commercially.

2.3	“Confidential Information”

means all non-public or proprietary information disclosed by one Party to the other Party in connection with this Agreement, whether disclosed orally, in writing, or by inspection, including without limitation technical data, trade secrets, know-how, research, product plans, products, services, customers, customer data, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances, or other business information. Confidential Information does not include information that: (a) is or becomes publicly available through no fault of the receiving Party; (b) was rightfully in the receiving Party's possession prior to disclosure; (c) is rightfully obtained by the receiving Party from a third party without restriction on disclosure; or (d) is independently developed by the receiving Party without use of or reference to the disclosing Party's Confidential Information.

2.4	“Customer”

means any third-party end user that enters into a Customer Agreement with TaoWeave for access to and use of the Platform.

2.5	“Customer Agreement”

means a written agreement between TaoWeave and a Customer pursuant to which TaoWeave grants such Customer the right to access and use the Platform, subject to the terms and conditions of this Agreement.

2.6	“Customer Data”

means all data, content, and information submitted, uploaded, or otherwise provided by or on behalf of a Customer in connection with the Customer's use of the Platform.

2.7	“Documentation”

means Manako's standard user guides, technical manuals, and other documentation relating to the Platform, as updated by Manako from time to time.

2.8	“Intellectual Property Rights” means all patents, copyrights, trademarks, trade secrets, and other intellectual property rights, including all applications and registrations therefor.

2.9	“Manako IP”

means the Platform, the Documentation, the Manako Marks, and all Intellectual Property Rights therein, together with all improvements, modifications, enhancements, and derivative works thereof.

2.10	“Manako Marks”

means Manako's trademarks, service marks, trade names, logos, and other brand identifiers as Manako may designate from time to time for use in connection with the marketing and distribution of the Platform.

2.11	“Net Revenue”

means all gross revenue actually received by TaoWeave from Customers under Customer Agreements for access to and use of the Platform, less: (a) refunds and credits actually issued to Customers; (b) sales, use, excise, value-added, and similar taxes; and (c) third-party payment processing fees.

2.12	“License Term”

has the meaning set forth in Section 9.1.

2.13	“Platform”

means Manako's Score AI computer vision platform operating on Bittensor Subnet 44, including the Score AI engine, vertical domain models, application programming interfaces, and all related software, tools, and technologies, as updated by Manako from time to time.

2.14	“Revenue Share”

means twenty-five percent (25%) of Net Revenue, payable by TaoWeave to Manako as a technology license fee.

2.15	“Territory”

means the United States of America and Canada.

ARTICLE 3.     LICENSE GRANT

3.1	License to Platform.

Manako hereby grants to TaoWeave a non-exclusive, non-transferable (except as set forth in Section 12.3), sublicensable license during the License Term to: (a) use, copy, and display the Platform and Documentation in the Territory solely for purposes of marketing, demonstrating, selling, and distributing the Platform to Customers; (b) permit Customers in the Territory to access and use the Platform pursuant to Customer Agreements; and (c) use the Manako Marks in the Territory in connection with the marketing and distribution of the Platform in accordance with Manako's trademark usage guidelines.

3.2	Sublicensing Rights.

TaoWeave shall have the right to sublicense access to and use of the Platform to Customers in the Territory pursuant to Customer Agreements, provided that: (a) each Customer Agreement shall contain terms and conditions that are at least as protective of Manako’s rights in the Manako IP as the terms set forth in this Agreement; (b) each Customer Agreement shall prohibit the Customer from further sublicensing, transferring, or assigning its rights to access or use the Platform; (c) each Customer Agreement shall include provisions granting Manako the right, as a third-party beneficiary, to enforce the terms of such Customer Agreement directly against the Customer; and (d) TaoWeave shall provide Manako with copies of the form Customer Agreement and any material modifications thereto upon Manako's reasonable request. Except as set forth in the following sentence, TaoWeave shall not be liable to Manako for any breach by a Customer of the applicable Customer Agreement, and Manako’s sole recourse for any such breach shall be directly against the Customer. TaoWeave shall be liable to Manako where the Customer breach results from: (i) TaoWeave’s failure to include in the Customer Agreement terms required under this Section 2.2; (ii) TaoWeave’s own misrepresentation or misconduct in the sales process; or (iii) TaoWeave’s knowing failure to enforce restrictions in the Customer Agreement after written notice from Manako of an ongoing breach.

3.3	Reservation of Rights.

Except for the licenses expressly granted in this Article 2, Manako reserves all rights, title, and interest in and to the Manako IP. Nothing in this Agreement shall be construed to grant TaoWeave any rights in or to the Manako IP except as expressly set forth herein. TaoWeave acknowledges that the license granted hereunder is non-exclusive and that Manako retains the right to license and distribute the Platform to third parties, subject to the Right of First Participation set forth in Section 3.2.

3.4	Restrictions.

TaoWeave shall not: (a) modify, adapt, alter, translate, or create derivative works of the Platform, except as expressly permitted by Manako in writing; (b) reverse engineer, disassemble, decompile, or otherwise attempt to derive the source code of the Platform, except to the extent expressly permitted by applicable law notwithstanding this restriction; (c) remove, alter, or obscure any proprietary notices on the Platform or Documentation; (d) use the Platform for any unlawful purpose or in violation of applicable law; (e) use the Platform outside the Territory; or (f) sublicense, sell, resell, transfer, assign, or otherwise dispose of the Platform except as expressly permitted under this Agreement.

ARTICLE 4.     DISTRIBUTION RIGHTS AND EXCLUSIVITY

4.1	Distribution Rights.

During the License Term, TaoWeave shall have the right to market, promote, sell, and distribute the Platform to prospective Customers in the Territory. Manako acknowledges TaoWeave as its preferred commercialization partner for the Platform in the Territory for the duration of the Initial Term. During the Initial Term, Manako shall not grant any other party the right to distribute or sublicense the Platform in the Territory under arrangements that include any of the following characteristics without first offering TaoWeave a right of first refusal on such arrangement, exercisable within fifteen (15) business days of written notice from Manako: [***]. The preferred partner status shall automatically continue into each Renewal Term provided TaoWeave has met its minimum performance expectations under Section 3.4 for the immediately preceding term.

4.2	Right of First Participation; Business Opportunities.

During the Initial Term, Manako shall refer to TaoWeave all Business Opportunities within five (5) business days of Manako's receipt of such Business Opportunity. TaoWeave shall have twenty-one (21) days following receipt of such referral to elect in writing whether to pursue such Business Opportunity. If TaoWeave elects to pursue the Business Opportunity, TaoWeave shall have the exclusive right to negotiate and enter into a Customer Agreement with such prospective customer, and Manako shall not pursue such Business Opportunity directly or through any other party during TaoWeave’s pursuit thereof. If TaoWeave declines or fails to respond within the twenty-one (21) day period, Manako shall be free to pursue such Business Opportunity directly or through other channels. Manako shall not solicit or accept orders for the Platform from prospective customers in the Territory during the twenty-one (21) day election period without TaoWeave's prior written consent.

4.3	Referral Fees.

During the License Term, compensation between the Parties for Territory revenue shall be allocated as follows: (a) where TaoWeave enters into a Customer Agreement with a Territory customer, TaoWeave shall pay Manako the Revenue Share as set forth in Section 5.1; (b) where Manako enters into a customer agreement directly with a Territory customer and the opportunity (i) was sourced by TaoWeave, (ii) is an account previously identified and agreed in writing by the Parties as a TaoWeave named account, or (iii) was closed with the material involvement of TaoWeave, Manako shall pay TaoWeave a referral fee equal to [***] of the customer contract value; and (c) where Manako sources, leads, and closes a Territory opportunity directly without the material involvement of TaoWeave and such opportunity is not an existing Manako customer relationship, a pre-funding identified opportunity, an investor-introduced account, a strategic or acquirer discussion, or non-Platform work, Manako shall pay TaoWeave a market development fee equal to [***] of such customer contract value only, provided that TaoWeave has maintained an active Territory commercial program during the relevant period (meaning at least one documented customer outreach or pipeline development activity per calendar quarter). Referral fees and market development fees payable under this Section 3.3 shall be calculated and paid in accordance with Section 5.6.

4.4	Commercially Reasonable Efforts.

TaoWeave shall use commercially reasonable efforts to market, promote, and distribute the Platform to prospective Customers in the Territory. [***].

ARTICLE 5.     OBLIGATIONS OF THE PARTIES

5.1	Manako's Obligations.

During the License Term, Manako shall:

(a)    Platform Availability. Make the Platform available to TaoWeave and Customers in accordance with the terms of this Agreement. The service level commitments in Exhibit A (Service Level Agreement) shall apply on a tiered basis: (i) prior to Beta release, Manako shall use commercially reasonable efforts to maintain Platform availability [***]; (ii) from Beta release through General Availability, the Beta service level commitments in Exhibit A shall apply, covering documented response time targets and escalation procedures [***]; and (iii) from General Availability onward, the full production service level commitments in Exhibit A shall apply [***].

(b)    Technical Support. Provide commercially reasonable second-level technical support to TaoWeave in connection with generally available Platform issues, including assistance with complex technical issues, bug fixes, and escalations that cannot be resolved by TaoWeave’s first-level support team. Manako’s support obligations are further described in Exhibit B (Support Services). Custom integrations, customer-specific development, bespoke model work, on-site support, material pre-sales support, and any work outside the agreed service levels in Exhibit A or the support scope in Exhibit B will be subject to mutual written agreement and additional fees.

(c)    Updates and Maintenance. Provide TaoWeave and Customers with all updates, upgrades, bug fixes, patches, and new releases of the Platform made generally available by Manako to its other licensees or customers at no additional charge.

(d)    Training. Provide TaoWeave's personnel with reasonable training on the Platform and Documentation at no additional charge, including initial onboarding training and ongoing training on material updates and new features.

(e)    Marketing Materials. Provide TaoWeave with marketing materials, sales collateral, and other promotional materials for use in marketing the Platform in the Territory.

(f)    Documentation. Provide TaoWeave with current Documentation and promptly notify TaoWeave of any material updates thereto.

(g)    Cooperation. Reasonably cooperate with TaoWeave in connection with TaoWeave's marketing and distribution of the Platform, including participating in sales calls and demonstrations upon TaoWeave's reasonable request.

5.2	TaoWeave's Obligations. During the License Term, TaoWeave shall:

(a)    Marketing and Promotion. Use commercially reasonable efforts to market, promote, and distribute the Platform to prospective Customers in the Territory.

(b)    First-Level Support. Provide first-level technical support to Customers, including initial triage, basic troubleshooting, and escalation of complex issues to Manako in accordance with the procedures set forth in Exhibit B.

(c)    Trademark Usage. Use the Manako Marks only in accordance with Manako's trademark usage guidelines.

(d)    Reporting. Provide Manako with quarterly reports summarizing TaoWeave's sales activities, pipeline, and Customer deployments in the Territory.

(e)    Registration Statement. Within 180 calendar days of the date of this Agreement, TaoWeave shall file a registration statement on Form S-3 or such other form available providing for the resale of the shares of shares of common stock, par value $0.0001 per share (“TaoWeave Common Stock”), of TaoWeave issued and issuable upon exercise of the Warrants (as defined herein). TaoWeave shall use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable thereafter and to keep such registration statement effective at all times until no Warrants are outstanding or shares of TaoWeave Common Stock issuable upon exercise thereof are outstanding.

(f)    SEC Disclosure. The Parties acknowledge that Manako holds, or upon incorporation will hold, a minority equity interest in the Mettle Labs business as currently operated (the legal entity for which is expected to be incorporated in Mauritius as Mettle Labs CARD). Manako shall promptly notify TaoWeave in writing upon the incorporation of such entity, the finalization of its ownership structure, and the execution of any intellectual property licence or other material agreement between Manako and such entity. TaoWeave shall, to the extent required by applicable securities laws and regulations (including, as applicable, Item 404 of Regulation S-K), include appropriate disclosure regarding such relationship in its public filings with the U.S. Securities and Exchange Commission, and Manako shall reasonably cooperate with TaoWeave in connection with the preparation of any such disclosure.

5.3	Joint Development.

TaoWeave and Manako acknowledge a shared interest in the development of TaoWeave’s own subnet on the Bittensor network. Manako agrees to provide advisory support to TaoWeave in connection with the concept design, technical architecture, and activation of such subnet, leveraging Manako’s operating experience on Score Subnet 44. In consideration of such advisory support, TaoWeave shall issue warrants to Manako as follows. Tranche A — 100,000 warrants at an exercise price of USD $4.50 per share, issuable upon [***]. Tranche B — 100,000 warrants at an exercise price of USD $5.50 per share, issuable upon [***]. The Tranche A and Tranche B warrants shall each be subject to the lock-up, registration, and trading restriction terms set forth in Exhibit F and the form of warrant set forth in Exhibit C. The specific scope of Manako’s advisory obligations under this Section 5.3 shall be further defined in a separate Statement of Work to be agreed between the Parties prior to commencement of the relevant work. Neither Party shall be obligated to commence the work described in this Section 5.3 until such Statement of Work has been executed. For the avoidance of doubt, TaoWeave’s decision whether and when to develop its own subnet shall remain at TaoWeave’s sole discretion, and Manako shall have no claim to Tranche A or Tranche B warrants unless and until TaoWeave elects to proceed with such development and the applicable deliverable has been met.

5.4

 The Parties intend to collaborate on joint product and technology development initiatives during the License Term, the specific scope of which shall be identified and agreed following execution of this Agreement. Intellectual property ownership, development responsibilities, and commercial rights arising from any such joint development shall be allocated by mutual written agreement in one or more separate development agreements. For the avoidance of doubt, any jointly developed intellectual property shall not include and shall not affect Manako’s pre-existing intellectual property, including the Manako IP.

ARTICLE 6.     COMPENSATION AND PAYMENT

6.1	Revenue Share.

In consideration of the licenses and rights granted by Manako under this Agreement, TaoWeave shall pay Manako the Revenue Share equal to [***] of Net Revenue received by TaoWeave from Customers in the Territory. The Parties shall agree in writing prior to the Commercial Commencement Date on (a) a standard form Customer Agreement and (b) [***] (collectively, the “Standard Terms”). Any proposed Customer Agreement on the Standard Terms [***] may be executed by TaoWeave without further consent from Manako. Any proposed Customer Agreement that materially deviates from the Standard Terms [***] shall require Manako’s prior written approval, which Manako shall not unreasonably withhold, condition, or delay. Manako shall be deemed to have approved any such non-standard Customer Agreement if Manako does not provide written objection within five (5) business days of TaoWeave’s written request for approval, provided that such request must be (i) sent to one or more specifically named Manako contacts designated by Manako in writing for this purpose, (ii) accompanied by the full deal terms proposed for the Customer Agreement, and (iii) include explicit notice that the five (5) business day approval clock has commenced. [***].

6.2	Warrant Issuance.

Upon the occurrence of the Commercial Commencement Date, TaoWeave shall issue to Manako warrants to purchase 100,000 shares of TaoWeave Common Stock (Nasdaq: TWAV) at an exercise price of USD $3.41 per share (the “Closing Warrants”). The Closing Warrants are issued in consideration of Manako granting TaoWeave the preferred commercialization partner status and the rights described in this Agreement. The Closing Warrants shall be subject to the lock-up, registration, and trading restriction terms set forth in Exhibit F (Lock-Up Agreement). The form of warrant instrument is set forth in Exhibit C (Form of Warrant).

6.3	Payment Terms.

TaoWeave shall pay the Revenue Share to Manako within forty-five (45) days following the end of each calendar month in which TaoWeave receives payment from Customers. Each payment shall be accompanied by a report detailing the Net Revenue received during the applicable period and the calculation of the Revenue Share payable. TaoWeave shall issue the Closing Warrants under Section 5.2 upon the Commercial Commencement Date. TaoWeave shall issue the Tranche A and Tranche B warrants under Section 5.3 within fifteen (15) business days of the applicable deliverable being completed and confirmed in writing by TaoWeave. Each warrant issuance shall be in the form set forth in Exhibit C and shall be subject to the Lock-Up Agreement in the form set forth in Exhibit F, which shall provide: (i) an initial lock-up period of six (6) months following issuance or until effective registration of the underlying shares, whichever is later; (ii) for twenty-four (24) months following the initial lock-up period, post-lock-up trading restrictions including a daily volume cap of ten percent (10%) of average daily trading volume, a price floor of one hundred twenty percent (120%) of the relevant exercise price, three (3) trading days’ advance notice of sales, and customary blackout windows; (iii) following such twenty-four (24) month period, the volume cap, price floor, and notice requirements shall fall away; and (iv) carve-outs from the post-lock-up restrictions for (A) block trades to institutional investors through a registered broker-dealer, (B) private transfers to Manako affiliates bound by the same obligations, (C) transfers in connection with any merger, tender offer, or similar transaction involving TaoWeave as issuer, and (D) sales pursuant to a Rule 10b5-1 plan established outside a blackout period.

6.4	Taxes.

All amounts payable under this Agreement are exclusive of any sales, use, value-added, withholding, or similar taxes. TaoWeave shall be responsible for all such taxes arising from payments made by Customers to TaoWeave. Manako shall be responsible for all income taxes arising from payments received by Manako under this Agreement.

6.5	Audit Rights.

TaoWeave shall have the right, upon at least forty-five (45) days’ prior written notice and no more than once per calendar year, to audit Manako’s books and records solely with respect to referral fees and market development fees payable under Section 3.3 for the twenty-four (24) month period immediately preceding the audit request. Any such audit shall be conducted during normal business hours by an independent certified public accountant selected by TaoWeave and reasonably acceptable to Manako, bound by confidentiality obligations no less protective than Article 11. The auditor shall report only whether the payments were accurate and the amount of any discrepancy. If any audit reveals an underpayment of more than [***], Manako shall bear the reasonable costs of such audit [***]; otherwise TaoWeave shall bear such costs. Any claim for underpayment must be made within thirty (30) days of audit completion or shall be deemed waived.

Manako shall have the right, upon at least forty-five (45) days' prior written notice and no more than once per calendar year, to audit TaoWeave's books and records relating to Net Revenue and Revenue Share calculations for the twenty-four (24) month period immediately preceding the audit request. Any such audit shall be conducted during normal business hours at TaoWeave's principal place of business by an independent certified public accountant selected by Manako and reasonably acceptable to TaoWeave, which accountant shall be bound by confidentiality obligations no less protective than those set forth in Article 11. The auditor shall report to Manako only whether the Revenue Share payments were accurate and the amount of any discrepancy, without disclosing any other financial information of TaoWeave. If any audit reveals an underpayment of more than [***] for any audited period, TaoWeave shall bear the reasonable costs of such audit; otherwise, Manako shall bear such costs. Any claim for underpayment must be made within thirty (30) days following completion of the audit or such claim shall be deemed waived.

6.6	Referral Fee Payment.

Manako shall pay referral fees and market development fees owed to TaoWeave under Section 3.3 within forty-five (45) days following the end of each calendar quarter in which the applicable Territory revenue was received by Manako, accompanied by a written report detailing such revenue, the calculation of fees payable, and the customer contracts from which such revenue was derived. Amounts not paid when due shall accrue interest at [***]. TaoWeave shall provide Manako with reciprocal quarterly reports summarizing Territory revenue received by TaoWeave under Customer Agreements during the same period, accompanied by the Revenue Share payment due under Section 5.1.

ARTICLE 7.     INTELLECTUAL PROPERTY

7.1	Ownership of Manako IP.

As between the Parties, Manako shall own and retain all right, title, and interest in and to the Manako IP, including all Intellectual Property Rights therein. TaoWeave acknowledges that the Manako IP constitutes valuable trade secrets and proprietary information of Manako.

7.2	Customer Data.

Manako may access and use Customer Data solely to the extent necessary to provide the Platform and related services as set forth in the applicable Customer Agreement. Notwithstanding the foregoing, Manako may use anonymized and aggregated Customer Data derived from Territory deployments for the purpose of improving, training, and developing the Platform, provided that: (i) such use does not permit identification of individual Customers or their specific Customer Data; (ii) Manako implements appropriate technical measures to ensure anonymization before use; and (iii) TaoWeave shall include appropriate disclosure in each Customer Agreement notifying Customers that anonymized and aggregated data from their use of the Platform may be used by Manako for platform improvement purposes.

7.3	Data Protection.

In connection with its access to and processing of Customer Data, Manako shall: (a) comply with all applicable data protection and privacy laws and regulations, including without limitation the General Data Protection Regulation (EU) 2016/679 (“GDPR”), the California Consumer Privacy Act (“CCPA”), and any other applicable data protection laws in the Territory (collectively, “Data Protection Laws”); (b) implement and maintain appropriate technical and organizational measures to protect Customer Data against unauthorized access, use, disclosure, alteration, or destruction, including industry-standard encryption, access controls, and security monitoring; and (c) enter into any data processing agreements or addenda reasonably to comply with applicable Data Protection Laws.

7.4	Feedback.

If TaoWeave or any Customer provides Manako with any suggestions, ideas, enhancement requests, feedback, or other recommendations regarding the Platform (“Feedback”), Manako shall be free to use such Feedback for any purpose without obligation or compensation to TaoWeave or such Customer. TaoWeave hereby assigns to Manako all right, title, and interest in and to any Feedback provided by TaoWeave.

7.5	TaoWeave Materials.

As between the Parties, TaoWeave shall own all right, title, and interest in and to any materials, content, or works of authorship created by TaoWeave in connection with its marketing and distribution activities under this Agreement, excluding any Manako IP incorporated therein (“TaoWeave Materials”). TaoWeave hereby grants Manako a non-exclusive, royalty-free, worldwide license during the License Term to use, copy, and display TaoWeave Materials solely for Manako's internal business purposes and marketing activities related to the Platform. Upon expiration or termination of this Agreement, the license granted in this Section 6.5 shall automatically terminate, and Manako shall cease all use of TaoWeave Materials.

ARTICLE 8.     REPRESENTATIONS AND WARRANTIES

8.1	Mutual Representations and Warranties.

Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (b) it has all necessary power and authority to enter into this Agreement and perform its obligations hereunder; (c) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate or other action; and (d) this Agreement constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms.

8.2	Manako's Representations and Warranties.

Manako represents and warrants to TaoWeave that:

(a)    Ownership. Manako owns, or has the valid right to license, the application-layer components of the Manako IP and the AI models built directly by Manako Labs Ltd or its employees and contractors, and has the full right, power, and authority to grant the licenses and rights granted to TaoWeave under this Agreement with respect to such components. With respect to functionality of the Platform that operates on Bittensor Subnet 44 and that is generated by independent miners or validators participating in the Bittensor decentralized network, Manako represents and warrants, to its knowledge, that such functionality does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party.

(b)    Platform Functionality. The Platform will perform substantially in accordance with the Documentation during the License Term.

(c)    No Viruses. The Platform will not contain any viruses, worms, Trojan horses, or other malicious code designed to disrupt, disable, or harm the operation of any software or hardware.

(d)    Compliance with Laws. Manako will comply with all applicable laws and regulations in performing its obligations under this Agreement.

8.3	TaoWeave's Representations and Warranties.

TaoWeave represents and warrants to Manako that TaoWeave will comply with all applicable laws and regulations in performing its obligations under this Agreement.

8.4	Disclaimer.

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS Article 7, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT. MANAKO DOES NOT WARRANT THAT THE PLATFORM WILL BE UNINTERRUPTED OR ERROR-FREE.

ARTICLE 9.     INDEMNIFICATION

9.1	Indemnification by Manako.

Manako shall defend, indemnify, and hold harmless TaoWeave and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, “TaoWeave Indemnitees”), from and against any and all claims, demands, actions, suits, or proceedings brought by a third party (each, a “Claim”) arising out of or relating to any allegation that the Platform or any Manako IP infringes, misappropriates, or otherwise violates any Intellectual Property Rights of a third party. Manako shall pay all damages, costs, and expenses (including reasonable attorneys' fees) finally awarded against TaoWeave Indemnitees or agreed to in settlement by Manako in connection with any such Claim, provided that Manako’s aggregate liability under this Section 8.1 shall not exceed two (2) times the aggregate amounts paid or payable by TaoWeave to Manako under this Agreement during the twelve (12) month period immediately preceding the event giving rise to the Claim.

9.2	Indemnification by TaoWeave.

TaoWeave shall defend, indemnify, and hold harmless Manako and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, “Manako Indemnitees”), from and against any and all Claims arising out of or relating to: (a) TaoWeave’s marketing, sales, distribution, or sublicensing activities under this Agreement; (b) the Customer Agreements or TaoWeave’s performance thereunder; (c) TaoWeave’s regulatory filings or public disclosures regarding the relationship between the Parties or the Platform; (d) TaoWeave’s unauthorized use or misuse of the Platform; or (e) TaoWeave’s breach of this Agreement, in each case excluding any Claim for which Manako is required to indemnify TaoWeave under Section 8.1. TaoWeave shall pay all damages, costs, and expenses (including reasonable attorneys’ fees) finally awarded against Manako Indemnitees or agreed to in settlement by TaoWeave in connection with any such Claim, provided that TaoWeave’s aggregate liability under this Section 8.2 shall not exceed two (2) times the aggregate amounts paid or payable by TaoWeave to Manako under this Agreement during the twelve (12) month period immediately preceding the event giving rise to the Claim.

9.3	Indemnification Procedures.

The Party seeking indemnification under this Article 8 (the “Indemnified Party”) shall: (a) promptly notify the other Party (the “Indemnifying Party”) in writing of any Claim for which indemnification is sought, provided that failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent the Indemnifying Party is materially prejudiced thereby; (b) grant the Indemnifying Party sole control of the defense and settlement of such Claim, provided that the Indemnifying Party shall not settle any Claim in a manner that imposes any obligation on, or admits any fault or liability of, the Indemnified Party without the Indemnified Party’s prior written consent; and (c) provide reasonable cooperation to the Indemnifying Party in connection with the defense and settlement of such Claim, at the Indemnifying Party’s expense.

ARTICLE 10.     TERM AND TERMINATION

10.1	License Term.

This Agreement shall commence on the Effective Date and shall continue for an initial period of one year (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive twelve (12) month periods (each, a “Renewal Term”) unless either Party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current term. The Initial Term and any Renewal Terms are collectively referred to as the “License Term.”

10.2	Termination for Cause.

Either Party may terminate this Agreement upon written notice to the other Party if: (a) the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (b) the other Party becomes insolvent, makes an assignment for the benefit of creditors, or becomes subject to any bankruptcy, receivership, or similar proceeding.

10.3	Termination for Convenience.

Either Party may terminate this Agreement for convenience upon ninety (90) days’ prior written notice to the other Party. Notwithstanding any termination of this Agreement under this Section 9.3, the following shall not be affected by such termination and shall continue in accordance with their respective terms: (i) all existing Customer Agreements during the applicable continuation period set forth in Section 9.4.2; (ii) all accrued payment rights of either Party as of the effective date of termination; and (iii) the confidentiality and intellectual property protections set forth in Articles 6 and 11 and the related survival provisions in Section 9.7.

10.4	Effect of Termination.

(a)    Accrued Obligations. Termination or expiration of this Agreement shall not relieve either Party of any obligations accrued prior to the effective date of termination, including without limitation any payment obligations.

(b)    Continuation of Customer Agreements; Limited License. Notwithstanding any expiration or termination of this Agreement, TaoWeave shall have the right to continue performing its obligations under all Customer Agreements in effect as of the date of such expiration or termination through the full remaining term of each such Customer Agreement, including any renewal terms exercised by the Customer. Manako hereby grants TaoWeave a limited, non-exclusive, royalty-bearing license to use the Platform solely for the purpose of fulfilling TaoWeave's obligations under such existing Customer Agreements during the remaining term thereof (the “Continuation License”). TaoWeave shall continue to pay the Revenue Share to Manako with respect to all Net Revenue received under such Customer Agreements during the Continuation License period. The Continuation License shall terminate upon the earlier of (i) the expiration or termination of the last remaining Customer Agreement, or (ii) the date that is twenty-four (24) months following the effective date of termination of this Agreement, provided that TaoWeave may continue to fulfill in-flight obligations under existing Customer Agreements through their then-current term, but shall not enter into any renewal or extension of any Customer Agreement after such twenty-four (24) month date.

(c)    Transition Period. In addition to the Continuation License, upon expiration or termination of this Agreement for any reason, TaoWeave shall have a transition period of twelve (12) months (the “Transition Period”) during which TaoWeave may offer Customers the opportunity to renew or extend their Customer Agreements with TaoWeave (subject to the Continuation License), transition their Customer Agreements to direct agreements with Manako, or transition to alternative platforms. Manako shall reasonably cooperate with any such transition at TaoWeave's request.

(d)    Return of Materials. Upon expiration of the Transition Period and the Continuation License (whichever is later), each Party shall return or destroy all Confidential Information of the other Party in its possession or control, except as required to comply with applicable law or as necessary to perform any surviving obligations.

10.5	Post-Termination Distribution Rights.

Upon expiration of the then-current License Term or earlier termination of this Agreement (other than termination by Manako for cause), TaoWeave's distribution rights under Section 3.2 shall terminate, and TaoWeave shall instead have a right of first refusal on new Business Opportunities in the Territory for a period determined as follows based on TaoWeave-sourced opportunities, mutually named accounts, and accounts in TaoWeave’s active documented pipeline as of the termination date: (i) if cumulative Net Revenue received by TaoWeave from Territory Customer Agreements during the full License Term equals or exceeds [***]; or (ii) if such cumulative Net Revenue is less than [***]. The threshold shall be measured over the full License Term. TaoWeave shall maintain a running named account and active pipeline list, updated quarterly and provided to Manako, with Manako confirming or raising objections within fifteen (15) business days of receipt. The post-termination right of first refusal applies to any account on that list as of the termination date plus any account where TaoWeave has documented engagement within the six (6) months preceding termination. The post-termination right of first refusal shall be renewable by mutual written agreement. The post-termination right of first refusal operates as follows: (a) Manako shall notify TaoWeave in writing of any new Business Opportunity within ten (10) business days of receipt, including a description of the opportunity, the prospective customer’s identity, and any material proposed terms; (b) TaoWeave shall have fifteen (15) business days to elect in writing to pursue the opportunity (the “Election Period”), during which Manako and its Affiliates, agents, and other distribution partners shall not pursue the opportunity; (c) if TaoWeave elects to pursue, TaoWeave shall have the exclusive right to negotiate and submit a proposal for forty-five (45) days following its election notice (the “Exclusive Negotiation Period”), during which Manako and its Affiliates, agents, and other distribution partners shall not pursue the opportunity; (d) if TaoWeave has not entered into a binding Customer Agreement by expiration of the Exclusive Negotiation Period, Manako may pursue the opportunity, provided that Manako shall not enter into any agreement on terms materially more favorable than TaoWeave’s last offer without first giving TaoWeave ten (10) business days to match; and (e) if TaoWeave declines or fails to respond within the Election Period, Manako may pursue the opportunity without further obligation to TaoWeave.

10.6	Subnet Disruption.

(a)

(a)    The Parties acknowledge that the Platform operates on Bittensor Subnet 44 and that the continued availability and functionality of the Platform depends on the continued operation of such subnet. A “Subnet Disruption Event” means any of the following: (i) the suspension, termination, or material reduction of emissions to Subnet 44 by the Bittensor network or its governance mechanisms; (ii) a protocol-level governance action that causes Subnet 44 to cease functioning or to function in a materially degraded manner; (iii) the deregistration, deprecation, or forced migration of Subnet 44; or (iv) any material disruption, suspension, termination, or amendment of the operating arrangements between Manako Labs Ltd, Score Dubai, the Vision Research Foundation, or any other affiliated entity that operates, supports, or otherwise enables the functioning of Subnet 44, in each case to the extent such disruption materially affects the availability or functionality of the Platform.

(b)    Upon the occurrence of a Subnet Disruption Event, Manako shall promptly notify TaoWeave in writing (and in no event later than forty-eight (48) hours after becoming aware of such event), describing the nature and expected duration of the disruption to the extent known. During the pendency of any Subnet Disruption Event: (i) Manako’s obligations to make the Platform available under Section 4.1(a) and the service levels in Exhibit A shall be suspended to the extent performance is prevented by the Subnet Disruption Event; (ii) TaoWeave’s obligation to pay the Revenue Share shall be suspended with respect to any period during which the Platform is unavailable to Customers due to the Subnet Disruption Event; and (iii) any time periods or deadlines under this Agreement that are affected by the Subnet Disruption Event shall be tolled for the duration of the disruption.

(c)    Notwithstanding the foregoing, Manako shall also have the right to proactively migrate the Platform to successor or alternative infrastructure in the absence of a Subnet Disruption Event where it reasonably determines such migration is commercially or technically preferable, subject to the following conditions: (a) Manako shall provide TaoWeave not less than sixty (60) days prior written notice, including a description of the proposed migration, its expected impact on Territory customer experience, and confirmation that the migrated Platform will continue to meet the applicable Exhibit A service levels then in effect using commercially reasonable efforts; (b) TaoWeave shall have thirty (30) days following receipt of such notice to raise material concerns in good faith, which Manako shall consider in good faith before proceeding; (c) any proactive migration shall not alter the TAO emissions economics underpinning the Platform’s commercial model without good faith consultation with TaoWeave; and (d) if within twelve (12) months of a proactive migration the Platform fails to meet the commercially reasonable service level standards that applied immediately prior to such migration for existing Territory customers, TaoWeave shall have the right to terminate this Agreement on thirty (30) days written notice without the ninety (90) day convenience notice period otherwise required. During any Subnet Disruption Event, Manako shall use commercially reasonable efforts to: (i) restore Platform functionality, including by migrating the Platform to an alternative subnet or infrastructure if technically and commercially feasible; (ii) provide TaoWeave with regular status updates no less frequently than weekly, and shall additionally notify TaoWeave immediately upon any material change in the nature, scope, or expected duration of the disruption occurring between such weekly updates; and (iii) cooperate with TaoWeave to minimize disruption to Customers, including by supporting Customer communications and, where applicable, issuing service credits or other remedies to Customers.

(d)    If a Subnet Disruption Event continues for more than twenty (20) consecutive days, TaoWeave may terminate this Agreement immediately upon prior written notice to Manako, provided that such termination right shall expire if the Subnet Disruption Event is cured prior to the effective date of termination. Upon any such termination: (i) TaoWeave shall be entitled to a pro rata refund of any prepaid fees covering periods after the effective date of termination; and (ii) the provisions of Section 9.4 (Effect of Termination) shall apply, except that the Continuation License shall be conditioned on Manako’s ability to restore Platform functionality.

10.7	Survival.

The following provisions shall survive expiration or termination of this Agreement: Section 5.3 (Taxes), Section 5.5 (Audit Rights), Section 5.6 (Referral Fee Payment) with respect to amounts accrued prior to termination, Section 6.1 (Ownership of Manako IP), Section 6.2 (Customer Data), Section 6.4 (Feedback), Section 6.5 (TaoWeave Materials), Article 7 (Representations and Warranties) with respect to breaches prior to termination, Article 8 (Indemnification), Article 9.4 (Effect of Termination), Section 9.5 (Post-Termination Distribution Rights), Article 10 (Limitation of Liability), Article 11 (Confidentiality), and Article 12 (General Provisions). Expiration or termination shall not relieve either Party of any obligation that accrued prior to the effective date of such expiration or termination.

ARTICLE 11.     LIMITATION OF LIABILITY

11.1	Exclusion of Consequential Damages.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOST PROFITS, LOSS OF REVENUE, OR LOSS OF DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8 AND BREACHES OF ARTICLE 11, THE FOREGOING EXCLUSION SHALL APPLY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

11.2	Cap on Liability.

EXCEPT FOR INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8 AND BREACHES OF ARTICLE 11 (CONFIDENTIALITY), PAYMENT OBLIGATIONS, CONFIDENTIALITY BREACHES INVOLVING TRADE SECRETS, WILFUL OR DELIBERATE BREACH OF LICENCE RESTRICTIONS, WILFUL OR DELIBERATE UNAUTHORISED USE OF MANAKO IP, DATA PROTECTION BREACHES, FRAUD OR WILFUL MISCONDUCT, AND EQUITABLE RELIEF, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY EXCEED THE TOTAL AMOUNTS PAID OR PAYABLE BY TAOWEAVE TO MANAKO UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO LIABILITY. ON THE TAOWEAVE REGULATORY FILING CARVE-OUT, MANAKO SHALL INDEMNIFY TAOWEAVE FOR ANY REGULATORY FILING EXPOSURE CAUSED BY MANAKO PROVIDING INACCURATE WRITTEN INFORMATION CONFIRMED BY MANAKO IN WRITING FOR INCLUSION IN TAOWEAVE’S SEC FILINGS, AND MANAKO SHALL COOPERATE REASONABLY WITH TAOWEAVE IN REVIEWING THE ACCURACY OF ANY SUCH DISCLOSURE.

11.3	Essential Basis.

THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS OF LIABILITY IN THIS ARTICLE 10 REFLECT A REASONABLE ALLOCATION OF RISK AND ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES. IN THE ABSENCE OF SUCH LIMITATIONS, THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

ARTICLE 12.     CONFIDENTIALITY

12.1	Confidentiality Obligations.

Each Party agrees: (a) to maintain the Confidential Information of the other Party in strict confidence; (b) not to disclose such Confidential Information to any third party except as expressly permitted under this Agreement; and (c) not to use such Confidential Information for any purpose other than performing its obligations or exercising its rights under this Agreement. Each Party may disclose the other Party's Confidential Information to its employees, contractors, and agents who have a need to know such information and who are bound by confidentiality obligations at least as protective as those set forth herein.

12.2	Required Disclosures.

A Party may disclose Confidential Information of the other Party to the extent required by applicable law, regulation, or court order, provided that such Party: (a) gives the other Party prompt written notice of such requirement (to the extent legally permitted); (b) cooperates with the other Party's efforts to obtain a protective order or other appropriate remedy; and (c) discloses only such Confidential Information as is legally required.

12.3	Term of Confidentiality.

The obligations of confidentiality in this Article 11 shall survive as follows: (a) with respect to trade secrets and core technical information, including Platform architecture, source code, AI model specifications, and training methodologies, the obligations shall survive indefinitely for so long as such information remains non-public; and (b) with respect to all other Confidential Information, including commercial terms, pricing, customer information, business strategy, and financial information, the obligations shall survive for five (5) years following termination or expiration of this Agreement.

ARTICLE 13.     GENERAL PROVISIONS

13.1	Governing Law.

(a)     This Agreement is governed by, and shall be construed and enforced under, the laws of the State of New York applicable to contracts made and to be performed wholly within such State, without regard to any choice or conflict of laws rules. Each Party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the ground of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which its revenues or assets might otherwise be entitled to in any proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any proceedings.

13.2	Dispute Resolution.

If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation it shall be finally resolved by arbitration administered in the County of Manhattan, State of New York by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration shall be conducted by one arbitrator that the Parties will seek to agree upon within fourteen (14) calendar days from the request for arbitration, and if no such agreement is reached, the arbitrator shall be appointed pursuant to AAA rules concerning the selection of arbitrators. The arbitration proceedings shall be confidential. Any interim or provisional relief that would be available from a court of law shall be available in accordance with the Commercial Arbitration Rules, but nothing in this provision shall prevent any Party from obtaining preliminary injunctive relief in a court of competent jurisdiction if necessary to prevent irreparable harm pending the conclusion of any arbitration. The proceedings conducted pursuant to this Section shall be held in confidence by the AAA, the arbitrator and the Parties to the arbitration and their respective affiliates, and all information relating to or disclosed by any Party in connection with the arbitration of any dispute relating hereto shall be treated by the Parties, their affiliates and the arbitrator as confidential business information; accordingly, no disclosure of such information shall be made by any Party, their affiliates or the arbitrator without the prior written consent of the Party furnishing such information in connection with the arbitration proceeding, except as is required by applicable law or to enforce any award rendered in the arbitration. An arbitration award may be confirmed in any jurisdiction in which a Party is subject to personal jurisdiction or otherwise possesses assets. Each Party shall pay its own expenses in the arbitration including its share of the forum fees and arbitrator fees, subject to later reapportionment by the arbitrator in the final award should the arbitrator so choose. Any judgment upon the award rendered by the arbitrator may be entered in any U.S. court having jurisdiction and enforced in any U.S. court or other jurisdiction in which a Party holds assets. If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing Party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled. The Parties agree that any award rendered in connection with any arbitration arising out of or relating to this Agreement shall be final and binding upon the Parties. Each Party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to appeal, review, or seek recourse to any court or other authority with respect to such award, and undertakes not to challenge or otherwise contest the validity or enforceability of the award in any forum.

13.3	Assignment.

Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that either Party may assign this Agreement without consent: (a) to an Affiliate; or (b) in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of such Party's assets, provided that the assignee agrees in writing to be bound by the terms of this Agreement. Any attempted assignment in violation of this Section 12.3 shall be null and void.

13.4	Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when: (a) delivered personally; (b) sent by confirmed email; (c) one (1) business day after being sent by nationally recognized overnight courier; or (d) three (3) business days after being mailed by certified mail, return receipt requested, to the addresses set forth on the signature page or to such other address as either Party may designate by written notice.

13.5	Entire Agreement.

This Agreement, including all exhibits and schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, proposals, negotiations, representations, and communications, whether oral or written, relating to such subject matter. In the event of any conflict between this Agreement and any exhibit or schedule, this Agreement shall control unless the exhibit or schedule expressly states otherwise.

13.6	Amendment and Waiver.

This Agreement may be amended only by a written instrument signed by both Parties. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party. No failure or delay by either Party in exercising any right or remedy shall operate as a waiver thereof.

13.7	Severability.

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect, and the invalid, illegal, or unenforceable provision shall be modified to the minimum extent necessary to make it valid, legal, and enforceable while preserving the Parties' original intent.

13.8	Independent Contractors.

The relationship between the Parties is that of independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employment relationship between the Parties.

13.9	Force Majeure.

Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement (other than payment obligations) to the extent such failure or delay results from circumstances beyond such Party's reasonable control, including without limitation acts of God, natural disasters, war, terrorism, riots, embargoes, acts of governmental authorities, or failures of third-party telecommunications or power supply.

13.10	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed original signatures for all purposes.

13.11	Public Announcements.

Neither Party shall issue any press release, public announcement, or other public statement referencing the other Party or the terms of this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed. All public statements regarding the relationship between the Parties shall accurately describe the current development and commercial stage of the Platform, and neither Party shall characterize the relationship or the Platform in a manner that materially misrepresents Manako’s current development status, revenue stage, or product availability. Manako shall cooperate reasonably with TaoWeave in reviewing the accuracy of any SEC filing that references Manako or the Platform; provided however, that each Party may make any press release, public announcement, or SEC filing referencing the other Party or the terms of this Agreement, upon the advice of outside legal counsel that such disclosure is required by applicable law or pursuant to any listing agreement with any national securities exchange or stock market (in which case the Party required to make the disclosure shall consult with the other Party to the extent possible and allow reasonable time to comment thereon prior to issuance or release).

13.12	Cumulative Remedies.

Except as expressly provided in this Agreement, all rights and remedies of a Party under this Agreement are cumulative and not exclusive of any other rights or remedies available at law, in equity, by statute, or otherwise.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MANAKO LABS LTD	TAOWEAVE, INC.
By: /s/ Max Sebti	By: /s/ Pete Holst
Name: Max Sebti	Name: Pete Holst
Title: CEO	Title: CEO
Date: May 28, 2026	Date: May 28, 2026
Address for Notices:	Address for Notices:

EXHIBIT A: SERVICE LEVEL AGREEMENT

[To be attached – shall include uptime commitments, response time requirements, and service credits]

EXHIBIT B: SUPPORT SERVICES

[To be attached – shall describe Manako's second-level support obligations and escalation procedures]

EXHIBIT C: FORM OF WARRANT

(ATTACHED)

EXHIBIT D: BETA CRITERIA

The Platform shall be deemed to have achieved “Beta” status upon satisfaction of each of the following criteria, as verified in writing by mutual agreement of the Parties:

1.

Feature Completeness. The Platform shall include and demonstrate functional operation of at least eighty percent (80%) of the features identified in the Product Specification attached hereto as Schedule D-1, as determined by successful completion of the acceptance test procedures set forth therein.

2.

API Availability. Manako shall have published complete API documentation covering all Platform interfaces intended for customer or third-party integration, including authentication protocols, endpoint specifications, rate limits, and error handling procedures. The APIs shall be accessible in a documented staging or sandbox environment for customer testing.

3.

Performance Benchmarks. The Platform shall demonstrate compliance with the following minimum performance thresholds in a controlled test environment: (i) average response time of five hundred (500) milliseconds or less for standard API calls; (ii) capacity to process ten (10) concurrent users or transactions without degradation below the response time threshold; and (iii) successful completion of a seventy-two (72)-hour stability test with no critical system failures.

4.

Customer Onboarding Capability. Manako shall have implemented and documented a repeatable customer onboarding process, including: (i) a functional provisioning workflow capable of deploying the Platform for new customers within five (5) business days of order execution; (ii) written onboarding documentation and training materials; and (iii) successful completion of at least two (2) pilot customer onboardings using the documented process.

EXHIBIT E: GENERAL AVAILABILITY CRITERIA

The Platform shall be deemed to have achieved “General Availability” status upon satisfaction of each of the following criteria, as verified in writing by mutual agreement of the Parties:

1.

Production-Ready Release. The Platform shall have been released as a production version (not alpha, beta, or preview), with all features documented in the Product Specification fully implemented and operational. Manako shall have published release notes identifying all material changes from the Beta version.

2.

SLA Commitments. Manako shall have published and committed to a production Service Level Agreement with defined uptime commitments, response time guarantees, and service credit mechanics, which SLA shall be incorporated as Exhibit A to this Agreement or otherwise made contractually binding on Manako with respect to all Customer deployments.

3.

Support Infrastructure. Manako shall have established a functioning technical support operation capable of providing the support services described in Exhibit B, including: (i) a documented escalation process; (ii) staffed support channels available during the hours specified in Exhibit B; (iii) a ticketing or case management system for tracking support requests; and (iv) demonstrated capacity to meet the response time commitments set forth in the SLA.

4.

Minimum Customer Base. The Platform shall have been deployed and operational for a minimum of three (3) paying customers (excluding Affiliates of Manako and pilot or trial deployments) for a period of at least ninety (90) consecutive days prior to the GA determination.

5.

Absence of Critical Defects. As of the date of the GA determination, the Platform shall have no unresolved “Critical” or “Severity 1” defects, as such terms are defined in Exhibit B or as otherwise mutually agreed by the Parties. Manako shall certify in writing that it has conducted appropriate quality assurance testing and that no such defects are known to exist.

EXHIBIT F: LOCK-UP AGREEMENT

(Attached)